Exhibit 5.2
November 6, 2023

Northwest Natural Holding Company
250 SW Taylor Street
Portland, OR 97204

Re:    Registration Statement on Form S-8 for the NW Natural Gas Company Retirement K Savings Plan
Ladies and Gentlemen:
We have acted as special counsel for Northwest Natural Holding Company (the “Company”) with respect to the Northwest Natural Gas Company Retirement K Savings Plan (the “Plan”). We have been asked to provide an opinion in connection with a registration statement on Form S-8 (the “Registration Statement”) that is being filed with the Securities and Exchange Commission under the Securities Act of 1983, as amended (the “Act”). The Registration Statement’s purpose is to register shares of common stock of the Company, which shares may be held by the Plan. We have not participated in the preparation or filing of the Registration Statement, other than providing this requested opinion.
We have reviewed the most recently amended and restated version of the Plan (signed July 14, 2022), and two subsequent amendments (Amendments 2022-1 and 2023-1), as well as the most recent version of the associated trust agreement, as amended effective as of April 1, 2018. (For purposes of this letter the term “Plan” includes the most recent versions of the Plan document and associated trust agreement, amended as described in the preceding sentence.) We have also reviewed the Plan’s most recent favorable determination letter from the Internal Revenue Service (“IRS”), dated March 29, 2017, as well as IRS Notice 2016-03, which describes a change in IRS policy that eliminates the ability of an individually designed plan to obtain an updated IRS favorable determination letter.
Based on the foregoing, we are of the opinion that the Plan is treated as an individually designed qualified retirement plan and is not able under IRS procedures to obtain an updated favorable determination letter. We are also of the opinion that the written Plan complies with the applicable requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”), as and to the extent that ERISA applies to the Plan.

Northwest Natural Holding Company
November 6, 2023

This opinion is for the limited purpose of facilitating the Company’s Registration Statement, and we consent to the use of this opinion as an exhibit to the Registration Statement. This opinion only addresses the compliance of the written Plan document with respect to applicable provisions of ERISA, and does not convey an opinion with respect to the applicability of, or compliance with, any other laws (including the Act) or the operation of the Plan. This opinion is not to be used for any other purpose, beyond what is specifically stated in this letter, and we assume no obligation to update or supplement any aspect of this opinion in order to reflect any changes in the law or the effect of potential future amendments to the Plan.
Very truly yours
/s/ Davis Wright Tremaine LLP
Davis Wright Tremaine LLP